APPENDIX A
                                       TO
                      THE ADMINISTRATIVE AGENCY AGREEMENT
                                    BETWEEN
                      FIRST TRUST EXCHANGE-TRADED FUND III
                                      and
                         BROWN BROTHERS HARRIMAN & CO.
                           Dated as of June 16, 2017

 The following is a list of Funds/Portfolios for which the Administrator shall serve under a Administrative Agency Agreement dated as of January 23, 2013:

                First Trust Preferred Securities and Income ETF
                       First Trust Managed Municipal ETF
                       First Trust Long/Short Equity ETF
              First Trust Emerging Markets Local Currency Bond ETF
                First Trust RiverFront Dynamic Asia Pacific ETF
           First Trust RiverFront Dynamic Developed International ETF
              First Trust RiverFront Dynamic Emerging Markets ETF
                   First Trust RiverFront Dynamic Europe ETF
                     First Trust Municipal High Income ETF
              First Trust Horizon Managed Volatility Domestic ETF
       First Trust Horizon Managed Volatility Developed International ETF
                First Trust California Municipal High Income ETF
         First Trust Institutional Preferred Securities and Income ETF


IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

FIRST TRUST EXCHANGE-TRADED TRUST III

BY: /s/ James M. Dykas
   --------------------------------
NAME: James M. Dykas
TITLE: President
DATE: June 16, 2017